Exhibit 23.2

KPMG LLP 2755 Augustine Drive Suite 701 Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 31, 2026, with respect to the consolidated financial statements of Cerebras Systems Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Santa Clara, California
May 4, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.